                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                (RULE 13D - 102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                     PURSUANT TO RULES 13D-1(B) AND (C) AND
                   AMENDMENTS THERETO FILED PURSUANT TO 13D-2
                                (AMENDMENT NO._____)*

                              HILLS STORES COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Series A Convertible Preferred Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    431692201
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  ------------



                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Forest Investment Management LLC

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [  ] (b)  [  ]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
5         SOLE VOTING POWER

        NUMBER OF                 125,000
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
      PERSON WITH
                           ----- -----------------------------------------------
                           6     SHARED VOTING POWER
                                 Zero
                           ----- -----------------------------------------------
                           7     SOLE DISPOSITIVE POWER
                                 125,000
                           ----- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 Zero
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          125,000
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                            [  ]

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          14.7%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IA
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Founders Financial Group, L.P.

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [  ] (b) [  ]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                           5     SOLE VOTING POWER
       NUMBER OF                 125,000
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
      PERSON WITH
                           ----- -----------------------------------------------
                           6     SHARED VOTING POWER
                                 Zero
                           ----- -----------------------------------------------
                           7     SOLE DISPOSITIVE POWER
                                 125,000
                           ----- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 Zero
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           125,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                           [  ]

---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.7%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Michael A. Boyd, Inc.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [  ] (b) [  ]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
--------- ----------------------------------------------------------------------
                           5     SOLE VOTING POWER
       NUMBER OF                 125,000
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
      PERSON WITH
                           ----- -----------------------------------------------
                           6     SHARED VOTING POWER
                                 Zero
                           ----- -----------------------------------------------
                           7     SOLE DISPOSITIVE POWER
                                 125,000
                           ----- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 Zero
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          125,000
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                           [  ]

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          14.7%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Michael A. Boyd
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [  ] (b) [  ]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF                125,000
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
      PERSON WITH
                           ----- -----------------------------------------------
                           6     SHARED VOTING POWER
                                 Zero
                           ----- -----------------------------------------------
                           7     SOLE DISPOSITIVE POWER
                                 125,000
                           ----- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 Zero
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          125,000
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                           [  ]


--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          14.7%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
          (A)  NAME OF ISSUER.

          Hills Stores Company (the "Issuer").

          (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

          The Issuer's principal executive offices are located at 15 Dan Road, Canton, Massachusetts 02021.

ITEM 2.

     (A) NAMES OF PERSONS FILING.

     This statement is filed by the following persons: (a) Forest Investment Management LLC, an Investment Advisor registered under the Investment Advisors Act of 1940, as amended ("Forest"), (b) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest,
(c) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders and (d) Michael A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc. (collectively, the "Filing Parties").

     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

     (C) CITIZENSHIP.

     Forest is a Delaware Limited Liability Company. Founders is a Delaware limited partnership. MAB, Inc. is a Connecticut corporation. Mr. Boyd is a United States citizen.

     (D) TITLE OF CLASS OF SECURITIES.

     This statement relates to shares of Series A Convertible Preferred Stock (the "Preferred Stock") of the Issuer.

     (E) CUSIP NUMBER.

     431692201

ITEM 3.   This statement is being filed pursuant to Rule 13d-1(b).

          (a) : Broker or dealer registered under Section 15 of the Act,

          (b) : Bank as defined in Section 3(a)(6) of the Act,

          (c) : Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) : Investment Company registered under Section 8 of the Investment
                      Company Act,

          (e) |X| Investment   Adviser   registered  under  Section 203  of  the
                  Investment Advisers Act of 1940,

          (f) : Employee  Benefit Plan, Pension Fund  which  is  subject  to the
                provisions of   the  Employee  Retirement Income Security Act of
                1974 or Endowment Fund; See 13d-1(b)(1)(ii)(F),

          (g) : Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); See Item 7,

          (h) : Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.   OWNERSHIP.

     (A) AMOUNT BENEFICIALLY OWNED.

     Each of Forest, Founders, MAB, Inc. and Mr. Boyd beneficially owns 125,000 shares of Issuer's Preferred Stock.

     (B) PERCENT OF CLASS.

     Each of Forest, Founders, MAB, Inc. and Mr. Boyd owns 14.7% of the Issuer's Preferred Stock.

     (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

     Each of Forest, Founders, MAB, Inc. and Mr. Boyd has sole power to vote or dispose or to direct the vote or disposition of the shares of Preferred Stock.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                       FOREST INVESTMENT MANAGEMENT LLC



Dated:  December 10, 1998              By:  /S/ MICHAEL A. BOYD
                                          --------------------------------------
                                          Michael A. Boyd, Chairman


                                       FOUNDERS FINANCIAL GROUP, L.P.



Dated:  December 10, 1998              By:  /S/ MICHAEL A. BOYD
                                          --------------------------------------
                                          Michael A. Boyd, Chairman



                                       MICHAEL A. BOYD, INC.



Dated:  December 10,  1998            By:   /S/ MICHAEL A. BOYD
                                         ---------------------------------------
                                         Name:  Michael A. Boyd
                                         Title:  President


                                      MICHAEL A. BOYD



Dated:  December 10,  1998            By:   /S/ MICHAEL A. BOYD
                                         ---------------------------------------
                                         Name:  Michael A. Boyd